Exhibit 99



                               Contacts:
                               Xomed:                      Medtronic:
                               Thomas E. Timbie            Rachael Scherer
                               Chief Financial Officer     Investor Relations
                               904/332-2452                612/514-4971

                                                           Diana Campau
                                                           612/514-4920
                                                           Pager: 888/790-0650

                                                           Jessica Stoltenberg
                                                           612/514-3333
                                                           Pager: 888/731-6434

F O R   I M M E D I A T E   R E L E A S E

                         MEDTRONIC TO MERGE WITH XOMED,
                      WORLD LEADER IN TECHNOLOGIES TO TREAT
                         EAR, NOSE AND THROAT CONDITIONS

         MINNEAPOLIS, MN, and JACKSONVILLE, FL -- August 27, 1999 -- Medtronic, Inc. (NYSE: MDT), and Xomed Surgical Products, Inc. (NASDAQ: XOMD), today announced that they have signed a merger agreement under which Medtronic will acquire all shares of Xomed, the world's leading provider of surgical products used by ear, nose and throat surgeons. The merger would establish Medtronic as the global leader in the market for medical problems in the ear, nose and throat
(ENT).

         The agreement calls for a pooling of interests transaction valued at approximately $800 million with Xomed shareholders to receive $60.00 in the form of Medtronic stock for each share of Xomed they now hold. The agreement is subject to certain collar provisions.

         "Medtronic's merger with Xomed is another important step in our strategy to build a broad base of market leading franchises, supported by the full breadth of our technology," said William W. George, Medtronic's chairman and chief executive officer. "Xomed is an exceptional company which is the clear market and technology leader in the growing, yet underserved ENT industry. Xomed is growing rapidly by broadening its product offerings, and will contribute significantly to Medtronic's continuing growth in revenues and earnings."

         "Xomed's market leadership, strong clinical relationships, highly regarded management and full range of products offer Medtronic a new platform for continuing growth beyond our current franchises in cardiac rhythm management, cardiac surgery, vascular and neurological and spinal," George said.

         James T. Treace, Xomed chairman and chief executive officer, will lead Medtronic Xomed, based in Jacksonville, FL. Xomed has 700 employees worldwide, with manufacturing locations in Jacksonville, Mystic, CT; and St. Aubin le Monial, France. Distribution is managed by a direct sales organization of 100 representatives and a network of more than 130 distributors worldwide.

         Treace said a merger with Medtronic would spur Xomed to its next growth level. "Both companies have products and technologies that are highly complementary, particularly in the area of image-guided surgery. I believe customers, employees and shareholders of both organizations will benefit meaningfully from this combination."

         When merged, Treace will report directly to Art Collins, Medtronic president and chief operating officer. "Xomed continues to introduce new technologies that will facilitate minimally invasive procedures in the ENT market in a field where many surgical techniques have remained unchanged for many years," Collins said. "The company is dramatically changing the way ENT medical procedures are performed by replacing highly invasive procedures with new minimally invasive instruments and techniques."

         "There are also opportunities to use Xomed's clinical relationships to develop and market new products incorporating Medtronic's significant core technologies. The company is committed to creating synergies and efficiencies between Medtronic and Xomed to ensure continuation of its leadership position," said Collins.

         Xomed is the world's leading provider of surgical devices used by ENT physicians. The company's products are designed to treat:

         o Sinus and rhinology conditions such as diseases, infections, malformations and inflammations of the sinuses. Chronic sinusitis affects more than 35 million people or about 15 percent of Americans each year and results in 15 million physician office visits. Xomed products include the XPS(R) shaver systems for removing hard and soft tissue; sinus stents and catheters; disposable sinus packing materials; endoscopes; LandmarXTM image guidance systems and other specialized instruments.

         o Otological conditions such as infections, diseases or malformations of the middle ear. Middle-ear infections are the leading cause of physician visits in children. Xomed products include the ActiventTM anti-microbial and other myringotomy tubes for ventilation of ear infections, middle ear prostheses and powered and manual instruments.

         o Other head and neck conditions such as infections of tonsils and adenoids, laryngeal and facial lesions, facial and skull-based tumors and obstructions of the throat and airway that cause such problems as sleep apnea. Products include Powerforma(TM) and XPS 2000 surgical drills, the NIM(R) nerve integrity monitoring system and plastic surgery instruments.

         The $60.00 per share acquisition price stated above applies if Medtronic's average common stock price for the 10 NYSE trading days ending on and including the third NYSE trading day preceding the Xomed's shareholders' meeting on the merger is between $66.60 and $81.40 per share. If such average Medtronic stock price is equal to or greater than $81.40 then each Xomed share will be exchanged for 0.73710 Medtronic shares, and if it is equal to or less than $66.60 then each Xomed share will be exchanged for 0.90090 Medtronic shares. References to Medtronic share amounts and prices do not reflect the two-for-one stock split effective on September 24, 1999.

         The transaction is subject to customary conditions, including approval by shareholders of Xomed and Hart-Scott-Rodino clearance. The companies expect the transaction to be completed before the end of 1999.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, specializing in implantable and interventional therapies that restore health, extend life and alleviate pain.
Its Internet address is www.medtronic.com.

         Xomed Surgical Products, Inc., is a leading developer, manufacturer and marketer of surgical products for use by ENT physicians. The company offers a broad line of products in its ENT market that include powered tissue-removal systems, nerve monitoring systems, disposable fluid-control products, image guided surgery systems and bioabsorbable products. Xomed's Internet address is www.xomed.com.

                                       -0-

Any statements made about the company's anticipated financial results and regulatory approvals are forward-looking statement subject to risks and uncertainties such as those described in the company's Annual Report on Form 10K for the year ended April 30, 1999. Actual results may differ materially from anticipated results.